Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

VIASPACE Inc.

We consent to the incorporation by reference of  Registration Statement (No. 333-135723, 333-150553 and 333-157102) on Form S-8 of VIASPACE Inc. of our report dated April 15, 2013, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of VIASPACE Inc. for the year ended December 31, 2012. Our report dated April 15, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Hein & Associates LLP

Hein & Associates LLP

Irvine, California

April 15, 2013